Exhibit 10.3

RETIREMENT AGREEMENT AND GENERAL RELEASE

This RETIREMENT AGREEMENT AND GENERAL RELEASE (“Agreement”), dated as of July 16, 2008, is entered into by and between Dyax Corp., a Delaware corporation with offices at 300 Technology Square, Cambridge, Massachusetts 02139, U.S.A. (the “Company”), and Stephen S. Galliker (“Employee”).

RECITALS

A.                                   Employee has previously notified the Company of his intention to retire from the Company on the date hereof.

B.                                     In recognition of his service to the Company and in accordance with his intention to retire from full time employment, the Company has agreed to confer on Employee certain additional benefits, subject to the terms and conditions of this Agreement.

In consideration of the foregoing and mutual covenants contained herein, the parties agree as follows:

1.                                      Retirement Date.

Employee’s retirement shall be effective as of July 16, 2008 (the “Retirement Date”) and his employment with the Company shall terminate as of that date.  Employee hereby confirms his resignation from all offices he holds in the Company and from all other offices he holds in any of the Company’s direct and indirect subsidiaries and any affiliates thereof, including without limitation any employee benefit plans, and agrees to deliver such further instruments confirming such resignations as the Company may reasonably request from time to time.

2.                                      Retirement Pay.

The Company will pay Employee a lump sum amount (the “Retirement Payment”) of $150,628, less legally required and voluntarily authorized deductions.  Such payment will be made within five business days after the 7-day revocation period in Section 12 has expired.

3.                                      Insurance and other Benefits.

(a)                                  Group Health and Dental Coverage.  Employee’s group health and dental insurance shall terminate as of the Retirement Date.  Thereafter, Employee may continue receiving group health and dental coverage at Employee’s own expense as provided by federal COBRA law.  Eligibility to continue this insurance stops upon the termination of any period allowed by law.

(b)                           Retirement Plans.  Employee shall be entitled to his vested benefit in the Company’s 401(k) Plan, but Employee’s ongoing participation in the Company’s 401(k) plan will cease as of the Retirement Date.  Employee will not be able to make contributions out of any severance pay and Employee’s service credit will cease as of the Retirement Date.

(c)                            Vacation Pay.  Employee confirms and agrees that he has no accrued and unused paid time off as of the Retirement Date.

(d)                                 Stock Options. Subject to applicable laws and regulations, the portion of each stock option granted to Employee pursuant to the Company’s Amended and Restated 1995 Equity Incentive Plan that is currently exercisable (“vested”) as of the Retirement Date may be exercised by Employee (or his estate or his personal representative in the case of his death or incapacity, respectively) at any time during the period (the option’s “Option Exercise Period”) beginning on the date hereof until the earlier of (i) the original expiration date of the option, which is the tenth anniversary of the date of grant of such option, or (ii) the first anniversary of the Retirement Date.  Each unexercised stock option will lapse upon expiration of its respective Option Exercise Period.  The portion of Employee’s stock options that are not vested as of the Retirement Date will terminate as of the Retirement Date.

(e)                                  Cessation of Benefits.  Unless otherwise provided for expressly in this Agreement, all other benefits shall cease as of Retirement Date, including without limitation, the accrual of paid time off.

4.                                      General Release.

In consideration of the payment of continued salary and other benefits set forth in this Agreement, Employee, on his/her own behalf and on behalf of his/her executors, heirs, administrators, assigns, and anyone else claiming by, through or under Employee, irrevocably and unconditionally, releases, and forever discharges the Company from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity, whether known or unknown (“Claim”) which Employee now has, ever had or may in the future have against the Company by reason of any matter, cause or thing which has happened, developed or occurred before the signing of this Agreement, including, but not limited to, (i) any and all claims, asserted or unasserted, arising from employee’s employment with or separation from the Company, and specifically including any claims employee may have under any federal, state or local labor, employment, discrimination, human rights, civil rights, wage/hour, pension, or tort law, statute, order, rule, regulation or public policy, including but not limited to, those arising under the [Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the] National Labor Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act of 1970, the Americans With Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Statute, and Chapters 149 through 154 of the Massachusetts General Laws, (ii) those arising under common law, including but not limited to claims or suits for intentional interference with contractual relations, breach of the implied covenant of good faith and fair dealing, breach of contract, wrongful termination, negligent supervision, negligence, intentional and negligent infliction of emotional distress, defamation, false imprisonment, libel, and slander, and (iii) any other action or grievance against the other party based upon any conduct whatsoever, which has happened, developed, or occurred before the signing of this Agreement; provided, however, that excepted from the foregoing are Employee’s rights to vested employee benefits, any rights to liability insurance coverage for claims relating to actions undertaken during the term of Employee’s employment by the Company, and any rights to indemnification in accordance with the Company’s Articles of Organization and by-laws.

It is expressly agreed and understood that the releases contained here are GENERAL RELEASES.  In the event that either party to this Agreement institutes any action hereby released or to which he or it has agreed not to sue, the claim shall be dismissed immediately upon presentation of this Agreement.

5.                                      Exclusion.

In the event that a charge or complaint is filed with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed by any administrative agency, Employee expressly waives and shall not accept any award or damages therefrom.

6.                                      Nonadmissions Clause.

It is understood and agreed that this Agreement does not constitute any admission by the Company that any action taken with respect to Employee was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, policy, rule or regulation.

7.                                      Nondisparagement.

In consideration for the payments and benefits offered to Employee hereunder, Employee agrees that he/she shall not make any false, disparaging or derogatory statements in public or private regarding the Company or any of its directors, officers, employees, agents, or representatives or of the Company’s business affairs and financial condition.  The Company agrees that the officers and directors of the Company shall not disparage or make negative statements about Employee.

8.                                      Confidentiality Agreement.

Employee acknowledges and agrees that he/she continues to be bound by any and all agreements between him/her and the Company relating to confidential and proprietary information and non-solicitation as set forth in the Employee Confidentiality Agreement executed between the Employee and the Company.

9.                                      Non-competition.

In further consideration for the benefits provided hereunder, Executive agrees that for a period of twelve (12) months after the Retirement Date (a) Executive shall not directly or indirectly, whether as an employee, officer, director, consultant, lender or investor (other than any investment representing less than 1% of the equity in any publicly traded company), participate in any business enterprise engaged in researching, developing, marketing, selling or attempting to sell any products which are competitive with those that have been in development or are currently being developed by the Company or any of its subsidiaries, and (b) Executive shall not directly or indirectly recruit, solicit or otherwise induce or attempt to induce any employee of the Company to leave the employment of the Company.

10.                               Settlement of Accounts and Return of Company Property.

In accordance with customary practice, Employee must leave intact all electronic Company documents including those which he developed or helped develop during Employee’s employment.  Furthermore, Employee must settle expense accounts, etc. with the Company and return all Company property in Employee’s possession, including credit, identification and entry cards, equipment, and all documents and other materials and copies which include, or relate to, confidential information of the Company.  In the event that Employee is in possession of any such property belonging to the Company, Employee must return it to the Company’s Human Resources Director no later than August 1, 2008.

11.                               Breach.

Employee agrees that the compensation and benefits contained in this Agreement and which flow to Employee from the Company are subject to termination, reduction or cancellation in the event that Employee takes any action or engages in any conduct in material violation of this Agreement. In the event that Employee institutes legal proceedings to enforce this Agreement, Employee agrees that the sole remedy available to Employee shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from the breach of this Agreement, but that under no circumstances shall Employee be entitled to receive or collect any damages for claims that Employee has released under this Agreement in accordance with the General Release contained in Section 4 of this Agreement.

12.                               Time To Consider Agreement.

Employee has a period of twenty-one (21) days to decide whether to sign this Agreement.  He may sign this Agreement prior to the expiration of the 21-day period, provided that he does so knowingly and voluntarily.

Employee acknowledges that he has been advised to consult with an attorney and has had ample opportunity to consult with and review this Agreement with an attorney of Employee’s choice.   Since this is a legally binding document, Employee should consider it carefully before signing and should consult with legal counsel if he wishes to do so.

13.                               Revocation.

It is agreed and understood that for a period of seven (7) calendar days following the execution of this Agreement, which period shall end at 5:00 p.m. on the seventh day following the date of execution, Employee may revoke this Agreement.  This Agreement will not become effective until this revocation period has expired.   This seven (7) day revocation period cannot be shortened by agreement of the parties or by any other means.

Any revocation must be made in writing to Ivana Magovcevic-Liebisch, Executive Vice President, and delivered to her, or mailed and postmarked, within such period of seven (7) calendar days.  This Agreement shall not become effective or enforceable until such revocation period has expired without Employee having revoked his acceptance.  Employee understands and agrees that his right to any of the benefits afforded Employee under the terms of this Agreement, as distinguished from those to which he is otherwise entitled, is expressly contingent upon expiration of the seven-day revocation period set forth therein.

14.                               Representations.

Employee acknowledges that in exchange for entering into this Agreement Employee has received good and valuable consideration in excess of that to which Employee would otherwise have been entitled in the absence of this Agreement.  This consideration includes, but is not limited to, the Retirement Payment provided in Section 2 and the benefits as described in Section 3.  Employee further acknowledges the sufficiency of that consideration.  Employee acknowledges that no other promises or agreements of any kind have been made to or with Employee by any person or entity whatsoever to cause him to sign this Agreement.  Employee further acknowledges that he has had sufficient opportunity to review this Agreement, consult an attorney, and fully understands the meaning and intent of this Agreement.

15.                               Severability.

If any of the terms of this Agreement shall be held to be invalid and unenforceable, the remaining terms of this Agreement are severable and shall not be affected thereby.  However, should the general release provisions of this Agreement be declared or determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal or invalid, and should Employee thereupon seek to institute any claims that would have been within the scope of the general release, the Company shall be entitled to immediate repayment of, and Employee shall immediately return, amounts paid to Employee and he shall reimburse the Company for any additional benefits received by Employee hereunder.

16.                               Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

17.                               Entire Agreement.

This Agreement constitutes the entire agreement between the parties about or relating to Employee’s retirement and termination of employment from the Company, or the Company’s obligations to Employee with respect to Employee’s retirement, and fully supersedes any and all prior agreements or understanding between the parties with respect to such retirement and termination.  The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and may not be changed orally, but only by agreement in writing signed by both parties.  The parties’ attest that no other representations were made regarding this Agreement other than those contained herein.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first written above.

DYAX CORP.

By:	/s/ Ivana Magovcevic-Liebisch
	Name:	Ivana Magovcevic-Liesbisch
	Title:	General Counsel

I HAVE BEEN ADVISED TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH AN ATTORNEY OR ADVISOR OF MY CHOICE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL THE PROVISIONS OF THIS AGREEMENT AND I VOLUNTARILY AGREE TO IT.

EMPLOYEE:

/s/ Stephen S. Galliker
Stephen S. Galliker, individually